EXHIBIT 22.1
                              Audited Consolidated
                              Financial Statements
                               for the year ended
                               December 31, 2000

                       PSB BANCGROUP, INC. AND SUBSIDIARY
                               Lake City, Florida


                    Audited Consolidated Financial Statements
           At December 31, 2000 and 1999 and For the Years Then Ended


                  (Together with Independent Auditors' Report)

                                              Independent Auditors' Report



Board of Directors
PSB BancGroup, Inc.
Lake City, Florida:

         We have audited the accompanying consolidated balance sheets of PSB BancGroup, Inc. and Subsidiary (the "Company") at December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 8, 2001

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets



                                                                                               At December 31,
                                                                                               --------------
                                                                                          2000                 1999
                                                                                          ----                 ----
    Assets

Cash and due from banks                                                            $    595,031               929,837
Interest-bearing deposits with banks                                                      4,590               145,833
Federal funds sold                                                                            -             2,182,000
                                                                                    -----------            ----------

              Total cash and cash equivalents                                           599,621             3,257,670

Securities available for sale                                                         3,896,400             1,475,027
Securities held to maturity                                                                   -             1,000,000
Loans, net of allowance for loan losses of $139,224
    in 2000 and $42,382 in 1999                                                      11,153,659             4,235,120
Premises and equipment, net                                                           1,457,695               366,500
Accrued interest receivable                                                             149,257                79,439
Federal Home Loan Bank stock, at cost                                                    14,400                 9,400
Deferred income taxes                                                                   387,808               250,095
Other assets                                                                             80,734               122,990
                                                                                    -----------            ----------

              Total assets                                                         $ 17,739,574            10,796,241
                                                                                    ===========            ==========

    Liabilities and Stockholders' Equity

Liabilities:
    Noninterest-bearing demand deposits                                              1,211,172                907,021
    Savings, NOW and money-market deposits                                           2,953,923              2,267,127
    Time deposits                                                                    8,936,588              3,386,261
                                                                                    ----------             ----------

              Total deposits                                                        13,101,683              6,560,409

    Federal funds purchased                                                            245,000                      -

    Other liabilities                                                                  425,120                 58,562
                                                                                    ----------             ----------

              Total liabilities                                                     13,771,803              6,618,971
                                                                                    ----------             ----------

Commitments (Note 7)

Stockholders' equity:
    Preferred stock, $.01 par value, 2,000,000 shares authorized,
         none issued and outstanding                                                         -                      -
    Common stock, $.01 par value; 8,000,000 shares authorized,
         515,784 and 514,478 shares issued and outstanding in
         2000 and 1999                                                                   5,158                  5,145
    Additional paid-in capital                                                       4,599,398              4,587,657
    Accumulated deficit                                                               (677,354)              (404,244)
    Accumulated other comprehensive income (loss)                                       40,569                (11,288)
                                                                                    ----------             ----------

              Total stockholders' equity                                             3,967,771              4,177,270
                                                                                    ----------             ----------

              Total liabilities and stockholders' equity                           $17,739,574             10,796,241
                                                                                    ==========             ==========




See Accompanying Notes to Consolidated Financial Statements.

                                           PSB BANCGROUP, INC. AND SUBSIDIARY

                                          Consolidated Statements of Operations


                                                                                               Year Ended December 31,
                                                                                               ----------------------
                                                                                               2000              1999
                                                                                               ----              ----
Interest income:
    Loans                                                                                 $ 716,246            130,804
    Securities                                                                              206,966             57,608
    Other interest-earning assets                                                            67,244            178,580
                                                                                            -------            -------

              Total interest income                                                         990,456            366,992
                                                                                            -------            -------

Interest expense:
    Deposits                                                                                468,022             79,226
    Borrowings                                                                                2,507             12,071
                                                                                            -------           --------

              Total interest expense                                                        470,529             91,297
                                                                                            -------            -------

Net interest income                                                                         519,927            275,695

              Provision for loan losses                                                     100,818             42,382
                                                                                            -------            --------

Net interest income after provision for loan losses                                         419,109            233,313
                                                                                            -------            -------

Noninterest income:
    Service charges on deposit accounts                                                      36,737              5,955
    Other service charges and fees                                                           11,101              6,109
    Other                                                                                    27,402                  -
                                                                                            -------            -------

              Total noninterest income                                                       75,240             12,064
                                                                                            -------            -------

Noninterest expenses:
    Salaries and employee benefits                                                          413,642            324,670
    Occupancy expense                                                                       154,624             67,602
    Professional fees                                                                        76,353             43,939
    Data processing                                                                          96,518             55,795
    Telephone expense                                                                        10,020             10,385
    Printing and office supplies                                                             42,348             20,138
    Other                                                                                   142,954             52,285
                                                                                            -------            -------

              Total noninterest expenses                                                    936,459            574,814
                                                                                            -------            -------

              Loss before income tax benefit                                               (442,110)          (329,437)

Income tax benefit                                                                         (169,000)          (124,000)
                                                                                            -------            -------

              Net loss                                                                    $(273,110)          (205,437)
                                                                                            =======            =======

Loss per share, basic and diluted                                                         $    (.53)              (.49)
                                                                                            =======            =======

Weighted-average number of shares outstanding, basic and diluted                            515,383            420,156
                                                                                            =======            =======


See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity


                                                                                                Accumulated
                                                                                                   Other
                                                                                                  Compre-
                                              Common Stock         Additional                      hensive           Total
                                           -------------------      Paid-In       Accumulated      Income         Stockholders'
                                           Shares       Amount      Capital         Deficit        (Loss)            Equity
                                           ------       ------    -----------     -----------   -----------       -------------

Balance at December 31, 1998                3,942         $ 40        177,350        (198,807)            -             (21,417)
                                                                                                                  -------------

Comprehensive income (loss):

         Net loss                               -            -              -        (205,437)            -            (205,437)

         Net unrealized loss on
             securities available
             for sale, net of tax
             of $6,810                          -            -              -               -       (11,288)          (11,288)
                                                                                                                       ------

Comprehensive income (loss)                                                                                          (216,725)
                                                                                                                      -------

Conversion of common stock of
         organizers (see Note 11)          15,768          157           (157)              -             -                 -

Common stock issued, net of
         stock  issuance costs of
         $37,500                          493,768        4,938      4,401,474               -             -         4,406,412

Proceeds from issuance of
         common stock, exercise
         of warrants                        1,000           10          8,990               -             -             9,000
                                          -------      -------    -----------       -----------    --------         ---------

Balance at December 31, 1999              514,478        5,145      4,587,657        (404,244)      (11,288)        4,177,270
                                                                                                                    ---------

Comprehensive income (loss):

         Net loss                               -            -              -        (273,110)            -          (273,110)

         Net change in unrealized
             gain on securities
             available for sale, net
             of tax of $31,287                  -            -              -               -        51,857            51,857
                                                                                                                    ------------

Comprehensive income (loss)                                                                                          (221,253)
                                                                                                                    ------------

Proceeds from issuance of
         common stock, exercise
         of warrants                        1,306           13         11,741               -             -            11,754
                                         --------      -------     ----------       ---------    ----------         ------------

Balance at December 31, 2000              515,784      $ 5,158      4,599,398        (677,354)       40,569         3,967,771
                                          =======        =====     ==========         =======    ==========         ============

See Accompanying Notes to Consolidated Financial Statements.


                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                                            Year Ended December 31,
                                                                                            ----------------------
                                                                                           2000               1999
                                                                                           ----               ----
Cash flows from operating activities:
    Net loss                                                                        $    (273,110)          (205,437)
    Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                                     54,181             12,085
         Provision for loan losses                                                        100,818             42,382
         Deferred income tax benefit                                                     (169,000)          (124,000)
         Net amortization of loan fees, premiums and discounts                            (11,014)             6,834
         Increase in accrued interest receivable                                          (69,818)           (79,439)
         Decrease (increase) in other assets                                               42,256            (75,947)
         Increase in other liabilities                                                    366,558             58,562
                                                                                         --------           --------

                  Net cash provided by (used in) operating activities                      40,871           (364,960)
                                                                                         --------            -------

Cash flows from investing activities:
    Purchase of securities available for sale                                          (1,832,075)        (1,493,125)
    Purchase of securities held to maturity                                                     -         (1,000,000)
    Principal pay-downs of securities available for sale                                    2,559                  -
    Maturities of securities held to maturity                                             500,000                  -
    Net increase in loans                                                              (7,017,056)        (4,284,336)
    Purchase of Federal Home Loan Bank stock                                               (5,000)            (9,400)
    Net purchase of premises and equipment                                             (1,145,376)          (145,898)
                                                                                        ---------            -------

                  Net cash used in investing activities                                (9,496,948)        (6,932,759)
                                                                                        ---------          ---------

Cash flows from financing activities:
    Net increase in deposits                                                            6,541,274          6,560,409
    Net increase (decrease) in other borrowings                                           245,000           (465,000)
    Net proceeds from issuance of common stock                                             11,754          4,415,412
                                                                                        ---------          ---------

                  Net cash provided by financing activities                             6,798,028         10,510,821
                                                                                        ---------         ----------

Net (decrease) increase in cash and cash equivalents                                   (2,658,049)         3,213,102

Cash and cash equivalents at beginning of year                                          3,257,670             44,568
                                                                                        ---------         ----------

Cash and cash equivalents at end of year                                            $     599,621          3,257,670
                                                                                        =========         ==========

Supplemental disclosure of cash flow information: Cash paid during the year for:
         Interest                                                                   $     311,391             47,383
                                                                                        =========         ==========

         Income taxes                                                               $           -                  -
                                                                                        =========         ==========

    Noncash transactions:
         Accumulated other  comprehensive  income  (loss),  change in unrealized gain (loss) on securities available for sale,
              net of tax                                                            $     51,857             (11,288)
                                                                                        ========          ==========

         Transfer of security from held to maturity to available for sale
              upon adoption of FAS 133                                             $     500,000                   -
                                                                                        ========          ==========



See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

           At December 31, 2000 and 1999 and for the Years Then Ended


(1)  Summary of Significant Accounting Policies
    General. PSB BancGroup, Inc. ("PSB") was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank (the "Bank") (collectively the "Company"). PSB was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a (Florida) state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business on April 28, 1999 and offers a variety of community banking services to businesses and individuals through its banking office located in Lake City, Florida.

    Basisof Presentation.  The accompanying consolidated financial statements of the Company include the accounts of PSB and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

    Use of Estimates. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

    Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold.

    Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

    Loans. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Loan  origination  fees  and  certain  direct   origination  costs  are
         capitalized and recognized as an adjustment of the yield of the related loan.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Loans, Continued. The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

    Premises and Equipment. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful life of each type of asset.


                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

    Organizational Costs. Net preopening and organizational costs, which were incurred prior to commencement of banking operations, totaled $227,202 and were charged to expense as incurred. In addition to common stock purchased by the organizers (See Note 11), the Company obtained a line of credit from a financial institution to fund organizational costs. This line of credit was paid-off in 1999 with proceeds from the common stock offering.

    StockCompensation Plan.  Statement of Financial  Accounting Standards (SFAS)
         No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 10).

    Off-Balance-Sheet  Instruments.  In the  ordinary  course  of  business  the
         Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

    Fair Values  of  Financial  Instruments.  The  fair  value  of  a  financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
    Fair Values of Financial Instruments, Continued.
              Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

              Securities. Fair values for securities held to maturity and available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

              Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

              Accrued Interest Receivable.  Book value approximates fair value.

              Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

              Federal Funds Purchased. The carrying amounts of Federal funds purchased approximate their fair values.

              Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    Loss Per  Share.  Basic  loss per  share  is  computed  on the  basis of the weighted-average number of common shares outstanding during the periods. Outstanding stock options are not dilutive due to the net loss incurred by the Company.

    Advertising.  The Company expenses all media advertising as incurred.

    Reclassification. Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.



                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(2)  Securities
    Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are as follows:


                                                     Amortized         Unrealized        Unrealized        Fair
                                                       Cost              Gains            Losses           Value
                                                   ------------       ------------      -----------    ---------------
         At December 31, 2000-
           Available for sale:
              U.S. Government
                  Agency securities                 $ 3,501,065           65,772             (1,170)         3,565,667
              Mortgage-backed security                  330,289              444                  -            330,733
                                                      ---------           ------             ------         ----------

                                                    $ 3,831,354           66,216             (1,170)         3,896,400
                                                      =========           ======             =======        ==========

         At December 31, 1999:
           Available for sale-
              U.S. Government
                  Agency securities                 $ 1,493,125                -            (18,098)         1,475,027
                                                      =========           ======            ========         =========

           Held to maturity-
              U.S. Government
                  Agency securities                 $ 1,000,000                -            (11,719)           988,281
                                                      =========           ======            ========         =========

    There were no sales of securities in 2000 or 1999.

    At December 31, 2000, a U.S. Government Agency security with a carrying value of $498,830 was pledged to secure public deposits.

    The scheduled maturities of securities at December 31, 2000 are as follows:

                                                        Available for Sale
                                                       --------------------
                                                       Amortized      Fair
                                                         Cost         Value
                                                       ---------      -----

              Due in less than one year              $ 1,000,000     999,765
              Due from one to five years               2,501,065   2,565,902
              Mortgage-backed security                   330,289     330,733
                                                      ----------   ---------

                                                     $ 3,831,354   3,896,400
                                                       =========   =========

    The Company adopted FAS 133 "Accounting for Derivative Investments and Hedging Activities" effective October 1, 2000. As allowed by this standard, the Company reclassified all securities held to maturity with a book value of $500,000 and a market value of $494,562 to available for sale on October 1, 2000.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(3)  Loans
    The components of loans are as follows:

                                                         At December 31,
                                                     ------------------------
                                                     2000                1999
                                                     ----                ----

              Commercial                        $  2,646,297            769,829
              Commercial real estate               4,049,471          2,311,677
              Residential real estate              2,809,828            557,704
              Consumer and other                   1,815,681            645,126
                                                  ----------          ---------

                                                  11,321,277          4,284,336

              Deduct:
                  Net deferred loan fees             (28,394)            (6,834)
                  Allowance for loan losses         (139,224)           (42,382)
                                                  ----------          ---------

              Loans, net                        $ 11,153,659          4,235,120
                                                  ==========          =========

    An analysis of the change in the allowance for loan losses follows:


                                                             Year Ended
                                                             December 31,
                                                          -----------------
                                                          2000         1999
                                                          ----         ----

              Beginning balance                      $  42,382            -
              Provision for loan losses                100,818       42,382
              Charge-off                                (3,976)           -
                                                       -------       ------

              Ending balance                         $ 139,224       42,382
                                                       =======       ======

    The Bank had no impaired loans at or for the years ended December 31, 2000 or 1999.

(4)  Premises and Equipment
    A summary of premises and equipment follows:

                                                                          At December 31,
                                                                        2000             1999
                                                                        ----             ----

              Land                                                $    176,744          176,744
              Building and improvements                              1,245,317             -
              Furniture and equipment                                  101,901           84,812
              Construction in process                                     -              97,156
                                                                                           -
              Leasehold improvements                                      -              19,873
                                                                     ---------           ------

                  Total, at cost                                     1,523,962          378,585

                  Less accumulated depreciation and amortization       (66,267)         (12,085)
                                                                     ---------           ------

                  Premises and equipment, net                     $  1,457,695          366,500
                                                                     =========          =======



                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(4)  Premises and Equipment, Continued
    In 1999  the  Company leased its office facilities under an operating lease.
         This lease expired in April, 2000 when the Company moved into their permanent banking office. Rent expense under operating leases during the years ended December 31, 2000 and 1999 was $4,400 and $13,200, respectively.

(5)  Deposits
    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $2.2 million and $1.2 million at December 31, 2000 and 1999, respectively.

    A schedule of maturities of time deposits at December 31, 2000 follows:

              Year Ending
              December 31,                                            Amount
              -----------                                             ------
                  2001                                             $ 7,842,166
                  2002                                                 743,606
                  2003                                                 248,783
                  2004                                                   2,033
                  2005                                                 100,000
                                                                    -----------
                                                                   $ 8,936,588

(6)  Credit Risk
    The Company grants the majority of its loans to borrowers throughout the Lake City, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Lake City, Florida.

(7) Financial Instruments
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.
                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(7) Financial Instruments, Continued
     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                    At December 31,
                                                                             -----------------------------
                                                                             2000                     1999
                                                                     -------------------      -------------------
                                                                     Carrying      Fair       Carrying      Fair
                                                                       Amount      Value      Amount        Value
                                                                     --------      -----      --------      -----
         Financial assets:
              Cash and cash equivalents                             $     600        600         3,258       3,258
              Securities available for sale                             3,896      3,896         1,475       1,475
              Securities held to maturity                                   -          -         1,000         988
              Loans, net                                               11,154     11,079         4,235       4,225
              Accrued interest receivable                                 149        149            79          79
              Federal Home Loan Bank stock                                 14         14             9           9

         Financial liabilities:
              Deposit liabilities                                      13,102     13,212         6,560       6,683
              Federal funds purchased                                     245        245             -           -

    A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 2000 follows (in thousands):

           Unfunded loan commitments                        $ 1,133
                                                              =====

           Unused lines of credit                           $   467
                                                              =====

           Standby letters of credit                        $     6
                                                              =====

(8)  Income Taxes
    The income tax benefit consisted of the following:

                                                                 Year Ended December 31,
                                                                 ----------------------
                                                                 2000              1999
                                                                 ----              ----
              Deferred:
                  Federal                                     $(144,300)          (105,876)
                  State                                         (24,700)           (18,124)
                                                                -------            -------

                           Total deferred benefit             $(169,000)          (124,000)
                                                                =======            =======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(8)  Income Taxes, Continued
    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:



                                                                             Year Ended December 31,
                                                                             ----------------------
                                                                            2000                         1999
                                                                     -------------------          -------------------
                                                                                    % of                      % of
                                                                                  Pretax                    Pretax
                                                                      Amount        Loss        Amount        Loss
                                                                      ------      ------        ------      ------

              Income tax benefit at statutory rate                  $(150,317)     (34.0)%    $(112,008)    (34.0)%
              Increase resulting from:
                  State taxes, net of Federal tax benefit             (16,032)      (3.6)       (11,962)     (3.6)
                  Other                                                (2,651)       (.6)           (30)       -
                                                                     --------       ----        -------      -----

                                                                    $(169,000)     (38.2)%    $(124,000)    (37.6)%
                                                                      =======       ====        =======      ====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                                At December 31,
                                                                             -------------------
                                                                             2000           1999
                                                                             ----           ----
              Deferred tax assets:
                  Net operating loss carryforwards                        $ 273,379        130,185
                  Organizational and preopening costs                       107,667        140,796
                  Allowance for loan losses                                  23,353           -
                  Accrual to cash adjustment                                  4,841           -
                  Unrealized loss on securities available for sale             -             6,810
                  Other                                                       6,822            412
                                                                            -------        -------

                           Deferred tax assets                              416,062        278,203
                                                                            -------        -------

              Deferred tax liabilities:
                  Unrealized gain on securities available for sale           24,477           -
                                                                                              -
                  Accumulated depreciation                                    3,777            338
                  Accrual to cash adjustment                                   -            25,963
                  Allowance for loan losses                                    -             1,807
                                                                            -------         ------

                           Deferred tax liabilities                          28,254         28,108
                                                                            -------       --------

                           Net deferred tax asset                         $ 387,808        250,095
                                                                            =======        =======

    At December 31, 2000, the Company has approximately the following net operating loss carryforwards available to offset future taxable income:

              Expiration
              ----------
                  2012                 $    2,600
                  2018                      9,400
                  2019                    334,500
                  2020                    380,000
                                          -------

                                       $  726,500
                                          =======
                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(9)  Related Party Transactions
     The Company has entered into  transactions  with  officers,  directors  and principal stockholders in the ordinary course of business. Loans to such related parties amounted to approximately $869,000 and $272,000 at December 31, 2000 and 1999, respectively. During the year ended
         December 31, 2000, total principal additions were approximately $871,000 and total principal payments were approximately $274,000. Deposits from such related parties at December 31, 2000 and 1999 were approximately $768,000 and $848,000, respectively.

(10) Stock Option Plan
     The Company  has an employee  stock  option  plan and has  reserved  51,347 shares of common stock for the plan. The exercise price of the stock options is the greater of $9 or the fair market value of the common stock on the date of grant. In 2000, the Company granted 10,000 options of which 40% vested immediately and the remainder vests 20% a year over a three year period. The options must be exercised within 8 years from the date of grant.

     A summary of stock option transactions follows:

                                                                                   Range
                                                                                  of Per        Weighted-
                                                                                   Share          Average     Aggregate
                                                                    Number of     Option        Per Share        Option
                                                                     Shares        Price            Price         Price
                                                                    ---------     ------        ---------     ---------
              Issued during 2000 and outstanding at
                  December 31, 2000                                    10,000     $ 9.00            9.00        90,000
                                                                       ======       ====            ====        ======

     The weighted-average remaining contractual life of the outstanding stock options at December 31, 2000 was 7.4 years.

     These options are exercisable as follows:

                                               Number          Weighted-Average
                  Year Ending                of Shares        Exercise Price
                  -----------                ---------        -----------------
                     Currently                 4,000              $ 9.00
                     2001                      2,000                9.00
                     2002                      2,000                9.00
                     2003                      2,000                9.00
                                               -----

                                              10,000              $ 9.00
                                              ======                ====

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(10) Stock Option Plan, Continued
     As discussed in Note 1, the Company elected to continue to measure compensation cost for the options granted under the plan using the intrinsic value method. SFAS 123 requires pro forma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options granted using the minimum value method as defined in FAS 123, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be eight years and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period.


                                                                                  Year Ended
                                                                                  December 31,
                                                                                  -----------
                                                                                     2000
                                                                                     ----

              Grant-date fair value of options issued during the year           $    3.07
                                                                                  =======

              Proforma net loss                                                 $(292,894)
                                                                                  =======

              Proforma loss per share, basic and diluted                        $    (.57)
                                                                                  =======

(11)  Stockholders' Equity
    The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2000, the Bank has no amounts available for dividends.

    As of December 31, 1999, the Company had sold 514,478 shares of common stock, which included the exercise of 1,000 warrants, for an aggregate of $4.4 million. The Company incurred $37,500 in offering expenses relating to their public offering of the Company's common stock and warrants.

    During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $9 per share during the 48 month period ending June 8, 2002. During the years ended December 31, 2000 and 1999, 1,306 and 1,000 warrants, respectively were exercised.

    As of December 31, 1998, the Company had sold 3,942 shares of common stock to its organizers for an aggregate of $177,390. Such shares were converted on a five shares for one share basis at the closing of the common stock offering. In addition the organizers received five warrants for each share converted. Each warrant entitles the holder to purchase one share of common stock at $9 per share. The shares converted and warrants outstanding are included in the totals in the previous paragraphs.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(12)  Regulatory Matters
    The Bank is subject to various regulatory capital requirements administered by the regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).


                                                                                                     Minimum
                                                                                                    To Be Well
                                                                                                  Capitalized Under
                                                                         Minimum Capital          Prompt Corrective
                                                Actual                      Requirement            Action Provisions
                                    ------------------------         ------------------------     ------------------
                                       Amount            %           Amount               %       Amount          %
                                       ------         ------         ------            ------     ------       -----

     As of December 31, 2000:
         Total capital to Risk-
           Weighted assets            $ 3,528          27.24%       $ 1,036              8.00%   $ 1,295       10.00%
         Tier I Capital to Risk-
           Weighted Assets              3,389          26.17            518              4.00        777        6.00
         Tier I Capital
           to Average Assets            3,389          20.42            664              4.00        830        5.00

     As of December 31, 1999:
         Total capital to Risk-
           Weighted assets              3,748          61.60            487              8.00        608       10.00
         Tier I Capital to Risk-
           Weighted Assets              3,696          60.75            243              4.00        365        6.00
         Tier I Capital
           to Average Assets            3,696          39.91            370              4.00        463        5.00


                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(13)  Parent Company Only Financial Information
     The Holding Company's unconsolidated financial information is as follows:

                            Condensed Balance Sheets

                                                                At December 31,
                                                            --------------------
                                                            2000            1999
                                                            ----            ----
              Assets

         Cash                                        $    150,554        131,970
         Investment in subsidiary                       3,804,132      3,935,500
         Other assets                                      13,085        109,800
                                                        ---------      ---------

              Total assets                           $  3,967,771      4,177,270
                                                        =========      =========

              Stockholders' Equity

         Stockholders equity                         $  3,967,771      4,177,270
                                                        =========      =========


                       Condensed Statements of Operations


                                                                 Year Ended
                                                                 December 31,
                                                            2000           1999
                                                            ----           ----

         Revenues                                         $ 6,830        72,284
         Expenses                                               -      (107,461)
                                                            -----       -------

              Earnings (loss) before loss of subsidiary     6,830       (35,177)
              Loss of subsidiary                         (279,940)     (170,260)
                                                          -------       -------

              Net loss                                  $(273,110)     (205,437)
                                                          =======       =======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(13)  Parent Company Only Financial Information, Continued

                       Condensed Statements of Cash Flows



                                                                                                 Year Ended
                                                                                                 December 31,
                                                                                            --------------------
                                                                                            2000            1999
                                                                                            ----            ----

              Cash flows from operating activities:
                  Net loss                                                               $(273,110)       (205,437)
                  Adjustments to reconcile net loss to net cash
                    provided by operating activities:
                      Equity in undistributed loss of subsidiary                           279,940         170,260
                      Net decrease in other assets                                          96,715         289,215
                                                                                           -------         -------

                      Net cash provided by operating activities                            103,545         254,038
                                                                                           -------         -------

              Cash flows from investing activities-
                  Net investment in subsidiary                                             (96,715)     (4,117,048)
                                                                                            ------       ---------

              Cash flows from financing activities:
                  Proceeds from issuance of common stock, net                               11,754       4,415,412
                  Net decrease in borrowings                                                  -           (465,000)
                                                                                            ------       ---------

                      Net cash provided by financing activities                             11,754       3,950,412
                                                                                           -------       ---------

              Net increase in cash                                                          18,584          87,402

              Cash at beginning of the year                                                131,970          44,568
                                                                                           -------          ------

              Cash at end of year                                                        $ 150,554         131,970
                                                                                           =======         =======

              Noncash transaction - change in investment in subsidiary
                  due to change in accumulated other comprehensive
                  income (loss), net of tax                                              $  51,857         (11,288)
                                                                                           =======         =======



                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     (14)  Selected Quarterly Results (Unaudited)
         The following table presents summarized quarterly data (in thousands, except per share amounts):


                                                           First      Second        Third         Fourth
                                                         Quarter     Quarter      Quarter        Quarter      Total
                                                         -------     -------      -------        -------      -----
         Year Ended December 31, 2000:
         Interest income                                   $ 187         219          259            325        990
         Interest expense                                     74          97          132            167        470
                                                             ---         ---          ---            ---        ---

              Net interest income                            113         122          127            158        520

         Provision for loan losses                            13          35           27             26        101
                                                             ---          --           --             --        ---

              Net interest income after
                  provision for loan losses                  100          87          100            132        419
                                                             ---        ----          ---            ---        ---

         Noninterest income                                   17          19           23             16         75
         Noninterest expense                                 273         231          185            247        936
                                                             ---         ---          ---            ---        ---

         Loss before income tax benefit                     (156)       (125)         (62)           (99)      (442)

         Income tax benefit                                  (60)        (49)         (21)           (39)      (169)
                                                              --          --           --            ---        ---

         Net loss                                          $ (96)        (76)         (41)           (60)      (273)
                                                              ==          ==           ==             ==        ===

         Basic and diluted loss per common
              share                                        $(.19)       (.15)        (.08)          (.11)      (.53)
                                                             ===         ===          ===            ===        ===

         Year Ended December 31, 1999:
         Interest income                                   $  53          53          108            152        366
         Interest expense                                      8          10           24             49         91
                                                             ---         ---          ---            ---        ---

              Net interest income                             45          43           84            103        275

         Provision for loan losses                             -           5           11             26         42
                                                            ----         ---          ---            ---        ---

              Net interest income after
                  provision for loan losses                   45          38           73             77        233
                                                              --         ---          ---            ---        ---

         Noninterest income                                    -           1            5              6         12
         Noninterest expense                                  67         170          155            182        574
                                                              --         ---          ---            ---        ---

         Loss before income tax benefit                      (22)       (131)         (77)           (99)      (329)

         Income tax benefit                                   (8)        (49)         (29)           (38)      (124)
                                                             ---         ---          ---            ---        ---

         Net loss                                          $ (14)        (82)         (48)           (61)      (205)
                                                              ==          ==           ==             ==        ===

         Basic and diluted loss per common
              share                                        $(.14)       (.16)        (.09)          (.10)      (.49)
                                                             ===         ===          ===            ===        ===
